Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2009 Conference Call
November 5, 2009
11am Central
Introductory Comments – Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2009. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on November 4, 2009, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction – Monty Bennett
Good morning and thank you for joining us.
The overall lodging market continues to exhibit downward trends in what we anticipate could be nearing the bottom of the cycle. Some positive signs of economic recovery are appearing, but given the lagged response for hotels, the demand recovery is still a few quarters out. Visibility remains limited, but the forecasts for 2010 are indicating some small positive upticks. Once that occurs, it is likely to be a few quarters before we or the industry see traction in RevPAR increases.
In order to manage through this cycle and come out on the other end in even better shape, our philosophy is to remain proactive in several ways. First, we strive to allocate capital to generate the best returns for our shareholders. Our capital markets efforts reduce interest expense as a hedge against deteriorating hotel EBITDA. We seek to maximize operating performance with an emphasis on GOP margin and cost reductions. We seek to refinance or restructure upcoming debt maturities. And lastly, we selectively repurchase our common stock. On each topic, we will bring you up to speed this morning.
First, let’s turn to some of the operating metrics. For the third quarter, proforma RevPAR for the hotels not under renovation was down 19.4% compared with the prior year. ADR was down 12%, and occupancy was down 626 basis points. Our RevPAR yield index for the quarter was 120.0% compared with 119.5% a year ago, reflecting a gain in market share of 50 basis points.
Our hotel EBITDA margin dropped year over year by 437 bps for hotels not under renovation and 474 bps for all hotels. Despite the continued decline in RevPAR, our NOI flow through is still above 50%. Our affiliated manager, Remington, continues to outperform other managers. Our Asset Management team continues to work with the other property managers to find ways to save costs and deliver better overall performance.
AFFO and CAD per diluted share for the quarter were 18 cents and 9 cents, respectively. This is lower than the second quarter due to our seasonality in the third quarter as it is usually our weakest quarter of the year. We continue to benefit from our capital market strategies. In our opinion, the interest rate strategies which are based upon well researched correlations among key economic and lodging variables are working exactly as we intended and provide a monetary cushion to the downturn.
Turning to capital expenditures, through the first nine months we have completed $51.7 million of capital expenditures, of which $31.1 million was owner funded. We are projecting we will spend another $11.0 million of owner funds in the fourth quarter. We believe it is prudent to only spend where necessary or where we will expect to see an impact on market share.
We witnessed some incremental weakness in our loan portfolio and took additional reserves. As a result, book value declined from $105.9 million at the end of the second quarter to $86.5 million at the end of the third quarter. During the quarter, we reserved the remaining half of our $18.2 million first mortgage participation in the Four Seasons Nevis mainly due to the delayed reconstruction and increased uninsured costs from the hurricane damage one year ago.
We took an additional reserve on a mezzanine loan during the quarter as we signed a definitive agreement with the borrower on the $33.6 million loan secured by the Ritz Carlton Key Biscayne to accept a discounted payoff. Subject to the senior lender’s approval, we will receive $20 million in cash and a $4 million secured note with a maturity date to correspond with the original loan. The loan has current debt service coverage of less than 1.0 and given that we would not have received payment in full until 2017 couple with the uncertainty in the luxury market, we believe accepting this transaction is the more prudent approach.
We will continue to monitor our loan portfolio, and take aggressive action where appropriate and feasible to protect our positions. We remain engaged even on those loans that have been reserved to recover some return where possible.
Turning to the capital markets, we note that equity issuance has been active among hotel REITs. As we’ve discussed before, we prefer not to raise equity until we see an obvious need or opportunity and will take steps to do so well in advance. Currently and over the shorter term, we continue to selectively repurchase our shares and believe that this strategy is in the best interest of creating shareholder value. With insiders owning 15.6% of the company, we believe we are thinking like shareholders and are acting in all the shareholders’ best interests. Our capital strategies will continue to be heavily influenced by our liquidity, maturity schedule, operating performance, and comparative opportunities.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review – David Kimichik
Thanks, Monty. Good Morning.
For the third quarter we reported a net loss to common shareholders of $33,627,000, Adjusted EBITDA of $43,570,000, and AFFO of $15,354,000, or 18 cents per diluted share. We reported CAD of $8,134,000, or 9 cents per diluted share. Please note our Adjusted EBITDA table has been restated from our previous release to back out our swap income which tends to inflate this number.
At quarter’s end, Ashford had total assets of $4.1 billion including $197.9 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 3.28%. Including the $1.8 billion interest rate swap, 97% of our debt is now floating. The weighted average maturity is 5.3 years.
Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD. For the third quarter it was a gain of $5,525,000. Year to date it is a loss of $14,166,000.
At quarter’s end, our portfolio consisted of 103 hotels in continuing operations containing 22,913 rooms. Additionally, after adjustment for the aforementioned reserves, we own a position in 5 mezzanine loans with a positive book value of $86.5 million with an average annual un-leveraged yield of 6.2%.
Hotel operating profit for the entire portfolio was down by $25.9 million, or 34.2%, for the quarter. Our hotel operating profit margin decreased 437 basis points for the hotels not under renovation and our flow through from lost revenue to Hotel Operating Profit for the total portfolio was 54.1%.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.60 times versus a required minimum of 1.25 times and Ashford’s net debt to gross assets is at 57.8% versus a not to exceed level of 65% per our credit facility covenants.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.

Capital Allocation Strategies – Douglas Kessler
Thanks, and good morning.
Maintaining an appropriate cash level is a top priority for us. Our decisions to use unrestricted capital is carefully weighed in light of return opportunities and current or longer term cash needs.
During the third quarter, we purchased two flooridors at a combined cost of $22.3 million to work in concert with our interest rate swap. The first flooridor with a notional amount of $1.8 billion commences on December 14th, 2009 and has a LIBOR range from 1.75% to 1.25% and lasts for one year. The second flooridor with a notional amount of $1.8 billion commences on December 13th, 2010 and has a LIBOR range from 2.75% to .50% and lasts for one year. Subsequent to the end of the quarter, we purchased another flooridor for a notional amount of $2.7 billion with a term commencing October 1 and ending December 31, 2009. The flooridor has a LIBOR range from 2.00% to 1.00% and cost us $6.9 million in upfront fees. The flooridors seek to provide a financial hedge against deteriorating hotel EBITDA.
The combination of the swap and existing flooridors in place have generated life to date cash flow of $43.6 million and year to date of $33.2 million. This cash flow has more than paid for the initial cost of those matched period hedges of $8.8 million. If LIBOR remains below .75% through the end of the year, we would receive $52.1 million in proceeds for the entire year 2009.
These swap and flooridor transactions have had a meaningful impact on our cash flow. Should LIBOR rates remain low, we would expect to see additional benefit from the transactions next year.
Another area where we have been very proactive is in eliminating near-term maturities. We have only $75 million of hard maturities in 2010, excluding the Hyatt Dearborn. We are in the process of documenting a new loan for not only the $75 million that matures next year, but also $65 million that matures in 2011. The goal is to refinance the current debt and unencumber two of the seven hotels in the two existing loan pools. In 2011, we have $294.3 million of hard maturities due. In addition to the aforementioned $65 million refinance, we are also in negotiations with a lender to refinance the $19.7 million loan secured by the Hilton El Conquistador and are in various stages of discussion with existing and potential new lenders for the balance of our 2011 and 2012 maturities.
We noted last quarter that we were not paying interest on the loan secured by the Hyatt Regency Dearborn. That is still the case, and we are working with the lender towards a resolution. Thus far, the lender has refused to accept a deed-in-lieu transaction and has filed for judicial foreclosure.
The Westin O’Hare loan which matures in 2016 is still current, and we are trying to work out a restructure with the servicer that is beneficial to all parties. We have exchanged proposals and hope to share an announcement on a loan modification soon.
Turning to our share repurchase initiative, during the quarter, we acquired 6.3 million common shares at an average price of $3.07, reducing our fully diluted share count to 85.7 million shares. This represents a reduction of 41.2% from our peak of 145.9 million shares. We believe that the potential shareholder accretion from this strategy may be significant. The share count is comprised of 63.9 million common shares, 14.4 million OP units and 7.4 million shares of Series B preferred.

The environment remains challenging but we are diligently working to strategically bring about the results that will have the greatest value impact to our shareholders.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending – Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.